Exhibit 4.11

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

This Amended and Restated Management Services Agreement (the “Agreement”) is entered into as of July 13, 2017 by and among Chinos Holdings, Inc., a Delaware corporation (“Holdings”), J. Crew Group, Inc., a Delaware corporation (“Group”), Chinos Intermediate Holdings A, Inc. (“Intermediate A”), Chinos Intermediate, Inc., a Delaware corporation (“Newco”) and Chinos Intermediate Holdings B, Inc. (“Intermediate B” and, together with Group and Newco, the “Companies”).

WHEREAS, Group (as successor to Chinos Acquisition Corp.), Holdings, Intermediate A, Intermediate B, TPG Capital, L.P. (“TPG”) and Leonard Green & Partners, L.P. (“LGP”) are parties to the Management Services Agreement dated March 7, 2011 (“Original Agreement”), pursuant to which TPG and LGP provided certain management, advisory and consulting services to the Companies; and

WHEREAS, the Companies, Intermediate A, TPG, LGP and Holdings desire to amend and restate the Original Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Services.  Holdings hereby agrees that, during the term of this Agreement (the “Term”), it will provide to the Companies, to the extent mutually agreed by the Companies and Holdings, by and through itself and/or Holdings’ successors, assigns, affiliates, officers, employees and/or representatives and third parties (collectively hereinafter referred to as the “Holdings Designees”), as Holdings in its sole discretion may designate from time to time, management, advisory and consulting services in relation to the affairs of the Companies.  Such management, advisory and consulting services shall include, without limitation:

(a)advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Companies with financing on terms and conditions satisfactory to the Companies;

(b)advice in connection with acquisition, disposition and change of control transactions involving any of the Companies or any of their direct or indirect subsidiaries or any of their respective successors;

(c)financial, managerial and operational advice in connection with the Companies’ day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Companies and/or their respective subsidiaries; and

(d)such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as Holdings and the Companies may from time to time agree in writing.

Holdings or Holdings Designees will devote such time and efforts to the performance of the services contemplated hereby as Holdings deems reasonably necessary or appropriate;

provided, however, that no minimum number of hours is required to be devoted by Holdings or any Holdings Designee on a weekly, monthly, annual or other basis.  The Companies acknowledge that Holdings’ or Holdings Designees’ services are not exclusive to the Companies or their respective subsidiaries and that Holdings and each Holdings Designee may render similar services to other persons and entities.  Holdings and the Companies understand that the Companies or their respective subsidiaries may at times engage one or more investment bankers or financial advisers to provide services in addition to, but not in lieu of, services provided by Holdings and the Holdings Designees under this Agreement; provided that any such engagement will be made pursuant to the terms of the Amended and Restated Principal Investors Stockholders’ Agreement, dated as of July 13, 2017, among the Companies, certain affiliates of TPG and LGP and certain other parties (as may be further amended from time to time, the “Stockholders’ Agreement”).  In providing services to the Companies or their respective subsidiaries, Holdings and Holdings Designees will act as independent contractors, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2.Payment of Fees.

(a)Subject to Section 3, during the Term, the Companies, jointly and severally, will pay to Holdings an aggregate annual retainer fee (the “Advisory Fee”) equal to the greater of (i) 0.4% of the Annual Revenue for such fiscal year and (ii) $8,000,000, as compensation for the services provided by Holdings or the Holdings Designees under this Agreement, which shall be paid as follows: (x) on a quarterly basis in advance, on each January 31, April 30, July 31 and October 31 occurring during the Term of this Agreement, 25% of the Advisory Fee then payable if the Advisory Fee were determined only pursuant to clause (ii) of this Section 2(b) and (y) within 90 days following each January 31, the excess, if any, of the Advisory Fee for the fiscal year ended on such January 31 over the quarterly payments already made in respect of such fiscal year in accordance with clause (x).  Payment of any applicable amount to Holdings following the end of any applicable twelve (12) month period shall be made within three (3) business days after such amount is finally determined.  For the purposes of this Agreement, “Annual Revenue” shall mean, for any applicable fiscal year, the aggregate of all amounts which would be included as revenue on the consolidated financial statements of Holdings and its subsidiaries for such period, in each case determined in accordance with generally accepted accounting principles in the United States, consistently applied.

(b)During the Term, Holdings (or Holdings Designees) will advise the Companies in connection with the consummation of any financing or refinancing (equity or debt), dividend, recapitalization, acquisition, disposition and spin-off or split-off transactions involving the Companies or any of their direct or indirect subsidiaries (however structured), and, subject to Section 3, the Companies will pay to Holdings an aggregate fee (the “Subsequent Fee”) in connection with each such transaction equal to customary fees charged by internationally-recognized investment banks for serving as a financial advisor in similar transactions, such fee to be due and payable for the foregoing services at the closing of such transaction.

(c)Each payment made pursuant to this Section 2 will be paid by wire transfer of immediately available funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as Holdings may specify to the Companies in writing prior to such payment.

(d)The Companies shall be entitled to deduct and withhold from the amounts otherwise payable hereunder such amounts as are required to be deducted and withheld under applicable law.  Any amounts so withheld or deducted shall be treated for the purposes of this Agreement as paid to Holdings in respect of which such withholding or deduction was made.

3.Deferral.  Any fee (or portion thereof) that would have been payable to Holdings pursuant to Section 2 above absent such payment constituting, resulting in or giving rise (as reasonably determined by the Companies) to a breach or violation of the terms or provisions of, or result in a default under, any guarantee, financing or security agreement, indenture or document entered into by the Company or any of its subsidiaries and in effect on such date in respect of indebtedness for borrowed money or debt security (the “Financing Documents”) applicable to the Companies (the “Deferred Fees”) will accrue upon the immediately succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2.

4.Term.  This Agreement will continue in full force and effect until December 31, 2021; provided that this Agreement shall be automatically extended each December 31 for an additional year; provided, further, that this Agreement (x) may be terminated at any time upon the mutual agreement of Holdings, the Companies and, for so long as any shares of the non-convertible series A preferred stock of Holdings (the “Series A Preferred”) remain outstanding, the holders of not less than sixty-six percent (66%) of the outstanding Series A Preferred, (y) shall terminate automatically immediately prior to the earlier of (i) the consummation by any of the Companies, one or more of their subsidiaries or any of their successors of an IPO (as such term is defined in the Stockholders’ Agreement) or (ii) the consummation of a Sale, in each case, unless otherwise agreed by Holdings, and, in each case, if no shares of the Series A Preferred remain outstanding or the Series A Preferred is redeemed in full in connection with such IPO or Sale, and (z) shall immediately terminate with respect to Holdings upon the disposition of all Company Shares held by Holdings and Holdings’ affiliates, if no shares of the Series A Preferred remain outstanding or the Series A Preferred is redeemed in full in connection with such disposition.  For the avoidance of doubt, termination of this Agreement will not relieve a party from liability for any breach of this Agreement on or prior to such termination.  In the event of a termination of this Agreement, subject to Section 3, the Companies will pay Holdings (i) all unpaid Advisory Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above), Deferred Fees (pursuant to Section 3 above) and Reimbursable Expenses (pursuant to Section 5(a) below) due with respect to periods prior to the date of termination plus (to the extent applicable) and (ii) solely in the event of a termination of this Agreement as a result of an IPO or a Sale where, in each case, affiliates of the TPG and LGP continue to directly or indirectly hold at least ten percent (10%) of the equity securities of the Companies upon the closing of such transaction, an amount not to exceed the sum of the net present values (using discount rates equal to the then yield on U.S. Treasury Securities of like maturity) of the Advisory Fees that would have been payable with respect to the period from the date of termination until three years after the date of such termination (such amount, the “Accelerated

Fee”); provided, that the Company will only pay the Accelerated Fee to the extent the Series A Preferred is redeemed in full in connection with such IPO or Sale.  In the event of an IPO or Sale that, in either case, includes non-cash consideration, Holdings may elect to receive all or any portion of any amounts payable pursuant to this Agreement as a result of such IPO or Sale in the form of such non-cash consideration, valued at the sale price.  All of Section 4 through Section 14 will survive termination of this Agreement with respect to matters arising before or after such termination (whether in respect of or relating to services rendered during or after the Term).  Each payment made pursuant to this Section 4 will be paid by wire transfer of immediately available funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as Holdings may specify to the Companies in writing prior to such payment.  For the purposes of this Agreement, “Sale” means a transfer or issuance of equity securities of any of the Companies (including by way of a merger, consolidation, amalgamation, share exchange or other form of similar business combination), in a single or series of related transactions, resulting in a person or persons other than the existing stockholders owning, directly or indirectly, a majority of the voting power of the applicable Company, upon the consummation of such transfer or issuance, or the sale of all or substantially all of the assets of any of the Companies.

5.Expenses; Indemnification.

(a)Expenses.  Subject to Section 3, the Companies, jointly and severally, will pay to Holdings on demand all documented Reimbursable Expenses whether incurred prior to or following the date of this Agreement.  As used herein, “Reimbursable Expenses” means (i) all reasonable out-of-pocket expenses by Holdings to the extent arising from the services provided by Holdings or the Holdings Designees to the Companies or any of their affiliates from time to time (including, without limitation, all travel related expenses), (ii) all reasonable out-of-pocket legal expenses incurred by Holdings, its affiliates or the Holdings Designees in connection with the enforcement of rights or taking of actions under this Agreement, and (iii) all other reasonable expenses incurred by Holdings, its affiliates or the Holdings Designees on behalf of the Companies in connection with their management and operations, whether incurred prior to or following the date of this Agreement.

(b)Indemnity and Liability.  The Companies, jointly and severally, will indemnify, exonerate and hold Holdings, the Holdings Designees and each of their respective partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including without limitation reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration, investigation or claim (whether between the relevant Indemnitee and any of the Companies or involving a third party claim against the relevant Indemnitee) arising out of, or in any way relating to (i) this Agreement, any transaction to which any of the Companies is a party or (ii) operations of, or services provided by any of Holdings or the Holdings Designees to, the Companies, or any of their respective affiliates from time to time; provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, each of the Companies hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Companies, then such payments will be promptly repaid by such Indemnitee to the Companies without interest.  The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation; provided that (i) the Companies hereby agree that they are the indemnitors of first resort under this Agreement and under any other applicable indemnification agreement (i.e., their obligations to Indemnitees under this Agreement or any other agreement or undertaking to provide advancement and/or indemnification to such Indemnitees are primary and any obligation of Holdings (or any affiliate thereof other than a Company) to provide advancement or indemnification for the Indemnified Liabilities incurred by Indemnitees are secondary), and (ii) if Holdings (or any affiliate thereof) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with any Indemnitee, then (x) Holdings (or such affiliate, as the case may be) shall be fully subrogated to all rights of such Indemnitee with respect to such payment and (y) the Companies shall fully indemnify, reimburse and hold harmless Holdings (or such other affiliate) for all such payments actually made by Holdings (or such other affiliate) and irrevocably waive, relinquish and release Holdings for contribution, subrogation or any other recovery of any kind in respect of any advancement of expenses or indemnification hereunder.

6.Disclaimer and Limitation of Liability; Opportunities.

(a)Disclaimer; Standard of Care.  Neither Holdings nor any of the Holdings Designees makes any representations or warranties, express or implied, in respect of the services to be provided by Holdings or the Holdings Designees hereunder.  In no event will Holdings, the Holdings Designees or related Indemnitees be liable to the Companies or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of Holdings or the Holdings Designees as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b)Limitation of Liability.  In no event will Holdings, the Holdings Designees or any of their respective Indemnitees be liable to the Companies or any of their affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to, in connection with or arising out of this Agreement, before or after termination of this Agreement, including without limitation the services to be provided by Holdings or the Holdings Designees hereunder, or for any act or omission that does not constitute gross negligence or willful misconduct of Holdings or the Holdings Designees or in excess of the fees received by Holdings or the applicable Holdings Designee hereunder.

7.Assignment, etc.  Except as provided below, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties.  Notwithstanding the foregoing, (a) Holdings may assign all or part of its rights and obligations hereunder to any of its affiliates which provides services similar to those called for by this Agreement, provided that in no event shall Holdings relinquish its rights to fees under Section 2 and Section 5 and reimbursement of Reimbursable Expenses under Section 5(a), and (b) the provisions hereof for the benefit of Indemnitees of Holdings will inure to the benefit of such Indemnitees and their successors and assigns.

8.Amendments and Waivers.  No amendment or waiver of any term, provision or condition of this Agreement will be effective without the express written consent of the Companies, Holdings and, for so long as any Series A Preferred remain outstanding, the holders of not less than sixty-six percent (66%) of the outstanding Series A Preferred.  No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion.  No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9.Governing Law; Jurisdiction.  THIS AGREEMENT AND ALL MATTERS ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.  ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

10.Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that the provisions set forth in Sections 5 and 6 of the Original Agreement shall survive the amendment and restatement of the Original Agreement with respect to any actions that occurred prior to the date hereof.

12.Notice.  All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile, (iii) sent by electronic mail or (iv) sent by certified or registered mail or by Federal Express, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Companies (with a copy, which will not constitute notice, to Holdings), to:

J. Crew Group Inc.
770 Broadway 12th Floor
New York, NY 10003
Attention:General Counsel
Fax:203-845-5302

with a copy (which will not constitute notice) to:

Ropes & Gray LLP
The Prudential Tower
800 Boylston Street
Boston, Massachusetts  02119
Attention:  Alfred O. Rose, Esq.
       Julie H. Jones, Esq.

Fax:  617-951-7050

If to Holdings, to:

Chinos Holdings, Inc.
770 Broadway 12th Floor
New York, NY 10003
Attention:General Counsel
Fax:203-845-5302

with a copy (which will not constitute notice) to:

Ropes & Gray LLP
The Prudential Tower
800 Boylston Street
Boston, Massachusetts  02119
Attention:  Alfred O. Rose, Esq.
       Julie H. Jones, Esq.

Fax:  617-951-7050

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention:  Howard A. Sobel, Esq.

Jason Silvera, Esq.

Fax:  212-751-4864

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile or electronic mail during normal business hours, (b) on the business day after being received if sent by facsimile or electronic mail other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail.  Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

13.Third Party Beneficiaries. The Indemnitees (including without limitation TPG and LGP and their respective affiliates and representatives) and the holders of the Series A Preferred shall be entitled to all of the benefits afforded to the parties hereto under this Agreement (including, along with TPG and LGP, as set forth in Section 11), and shall be third party beneficiaries in respect thereof.

14.Severability.  If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced.  To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

15.Counterparts.  This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

16.No Increased Payment Obligation.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall be deemed to directly or indirectly increase any obligation of Intermediate B, Group or any subsidiary thereof to make any payment as compared to the payment obligations of Intermediate B, Group or such subsidiary under the Management Services Agreement in effect immediately prior to the date hereof.

17.Termination with Respect to Intermediate A.  The parties agree that this Agreement is hereby terminated with respect to Intermediate A and Intermediate A shall have no further rights or obligations under, or in connection with, and shall no longer be bound by the terms of, this Agreement.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

CHINOS HOLDINGS, INC.

By:/s/ Maria Di Lorenzo
Name: Maria Di Lorenzo
Title: Senior Vice President, General Counsel               & Secretary

J. CREW GROUP, INC., as successor to Chinos Acquisition Corporation

By:/s/ Maria Di Lorenzo
Name: Maria Di Lorenzo
Title: Senior Vice President, General Counsel                        & Secretary

CHINOS INTERMEDIATE HOLDINGS A, INC.

By:/s/ Maria Di Lorenzo
Name: Maria Di Lorenzo
Title: Senior Vice President, General Counsel                        & Secretary

CHINOS INTERMEDIATE HOLDINGS B, INC.

By:/s/ Maria Di Lorenzo
Name: Maria Di Lorenzo
Title: Senior Vice President, General Counsel                        & Secretary

CHINOS INTERMEDIATE, INC.

By:/s/ Maria Di Lorenzo
Name: Maria Di Lorenzo
Title: Senior Vice President, General Counsel                         & Secretary

TPG CAPITAL, L.P.

By:/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

LEONARD GREEN & PARTNERS, L.P.

By:/s/ Andrew Goldberg
Name: Andrew Goldberg
Title: General Counsel

Schedule 1

Wire Transfer Instructions for Holdings:

Bank:  Wells Fargo Bank
ABA#:  121000248
SWIFT:  WFBIUS6S
Account:  Chinos Holdings, Inc.
Account Number:  2000057642998